Exhibit 10.2

[CMI LOGO]	CHALLENGER MINERALS INC.

A GlobalSantaFe Company

15375 Memorial Drive	Langlands House
Suite G200	Huntly Street
Houston, Texas 77079	Aberdeen AB10 1SH
USA	Scotland
Tel (281) 925 7200	Tel +44 (0) 1224 654400
Fax (281) 925 7280	Fax +44 (0) 1224 654478

4 December 2003

Reef Partners LLC

1901 N. Central Expressway, Suite 300

Richardson, TX 75080

Attn:                    Mr. H. Walt Dunagin

Vice President - Land

Re:                               Reef /CMI North Sea Joint Venture Agreement

North Sea & Atlantic Margin

Gentlemen:

Challenger Minerals Inc. (“CMI”), a California corporation, and Reef Partners LLC (“Reef”), a Nevada Limited Liability Company, collectively referred to herein as the “Parties” or individually as a “Party”, desire to enter into this agreement (“Agreement”) to facilitate the review of, and participation in, Prospects in the North Sea Region, as defined in Paragraph 2 below.  The terms and conditions governing this Agreement are as follows:

1.                                       Term:  Unless earlier terminated under the other provisions hereof, the term of this Agreement shall be for a period of three (3) years commencing 1 December 2003 (“Effective Date”) and expiring 30 November 2006 (“Termination Date”), each of which years commencing with the Effective Date or its anniversary shall be deemed a “Participation Year”; provided, however, that the confidentiality and non-competition provisions hereof shall survive termination of this Agreement for the contractual time period provided herein or in any applicable agreement with a third party to which Reef is or becomes bound or, if no such period is provided for, then for a period of two (2) years after the expiration date hereof.

2.                                       Prospects:  Reef shall have the right and option, but not the obligation, to acquire up to five percent (5%) of the interest made available to CMI in all offshore Prospects located in the North Sea Region, as defined below, as such Prospects are identified and initially reviewed by CMI during the term of this Agreement (“CMI North Sea Joint Venture”), subject however to the provisions of Paragraph 16 below regarding lapse of Prospects and of Paragraph 4.F. below as to potential exclusion of Reef by the Selling Party as to any particular Prospect for reasons that may include but are not limited to Reef’s failure to commit to participate for a minimum percentage interest in the Prospect or due to the number of CMI North Sea Joint Venture partners desiring to participate therein.  For the

Reef Partners LLC

4 December 2003

purposes of this Agreement, a “Prospect” is defined as (a) an interest in a well or wells located in offshore waters in the “North Sea Region”, defined herein to cover the North Sea and the Atlantic Ocean continental shelf margin of the countries of the United Kingdom, Ireland, Denmark, the Netherlands, Norway and Germany, or (b) a participation right or other interest in a lease, license or other agreement relating to the offshore waters of the North Sea Region, in either case regarding geologic targets in a specific geographic area related to a identified geologic structure, and/or stratigraphic interval or other trapping mechanism, and which is believed to be susceptible to commercial development of oil, gas and other minerals in accordance with standard and accepted industry practices from an open water drilling location or platform.  All existing Prospects previously or currently under review by CMI (except as to participation interest remaining available as of the Effective Date) and leases currently owned in whole or part by CMI are excluded from this Agreement.

3.                                       Participation Fee:  In consideration of its rights hereunder to consider participation in Prospects, Reef shall pay CMI as a Participation Fee the total sum of U.S. $225,000.00 during the term of this Agreement, in three equal annual payments of U.S. $75,000.00 each payable to CMI on or before 1 December in the years 2003, 2004 and 2005; provided, that the first such payment shall not be due until a date five (5) business days after this Agreement is fully executed.  Other than such Participation Fee, there shall be no fees or burdens in favor of CMI as to the interest Reef may elect to acquire in any Prospect, and no obligation upon Reef to acquire an interest in any particular Prospect or in a minimum number of Prospects during the term of this Agreement.

4.                                       Opportunity Evaluation:  CMI shall use its reasonable efforts to identify, evaluate and provide Reef with notice of potential opportunities to participate in Prospects.  Upon presentation to CMI of a potential opportunity to participate in a Prospect generated by a third party or upon generation of such a Prospect by CMI (such third parties, or CMI in the event it generates such a Prospect, being collectively called “Selling Parties”), CMI shall determine if or when a potential Prospect may be worthy of further consideration, and as to each such potential Prospect, CMI shall promptly notify Reef, providing a brief description of the Prospect, to include (when available) the initial well location, name of Operator, estimated leasehold, seismic and initial well costs, water depth and reserve potential (collectively, the “Initial Prospect Information”).  Reef shall then promptly advise CMI whether Reef is already pursuing the Prospect; and, if such is the case, Reef shall promptly advise CMI as to whether it will continue to pursue the Prospect on its own or jointly with CMI under either the terms of this Agreement or on other mutually acceptable terms.  If Reef elects to continue to pursue the Prospect on its own, the parties shall endeavor in good faith to resolve any areas of competition, if possible.  If Reef does not so notify CMI of its separate pursuit of any such potential Prospect(s) within ten (10) days after such initial notice by CMI (or such shorter period for Reef’s decision as is required, in CMI’s opinion, to prevent loss of an opportunity to acquire an interest in a Prospect), CMI and Reef shall jointly proceed as otherwise set forth in this Agreement.  With respect to any evaluations to be conducted by either Party hereunder, either individually or jointly, including an Initial Prospect Review or a further review under this Paragraph 4, each Party hereby acknowledges that any such review, and the methodologies employed therein, are necessarily subjective.  Accordingly, except as provided in Paragraph 4.B below, neither Party makes any representation or warranty (whether express, implied, statutory or otherwise) as to the accuracy, completeness or sufficiency of any such evaluation, and each Party disclaims any liability for accuracy of any Prospect evaluation conducted by the other Party during the term of this Agreement.  Each Party represents and warrants that it is independently qualified to make a decision whether to invest in any particular Prospect regardless as to whether it participates in or conducts an evaluation.

A.                                   Once CMI determines that a Prospect merits a detailed geo-technical review with the Selling Party (“Initial Prospect Review”), it shall promptly notify Reef and coordinate with Reef’s technical personnel in scheduling the Initial Prospect Review as soon as practicable.

B.                                     In conducting the Initial Prospect Review, and all subsequent geo-technical evaluations, CMI and Reef shall make a good faith effort to share data, knowledge, expertise and work product except as, and to the extent, such sharing may be restricted or prohibited by third-party Confidentiality Agreements (“CAs”) and/or Area of Mutual Interest Agreements (“AMIAs”), to which both CMI and Reef are not similarly bound.  In such cases, Reef will be requested to sign and return expeditiously the CA or AMIA to CMI before prospect reports or data will be sent to Reef.  In the event that Reef is unable to participate in an Initial Prospect Review, CMI, as soon as practicable thereafter, shall make a good faith effort to review with Reef the Selling Party’s data and interpretations and CMI’s data and interpretations regarding the Prospect in question, subject to any restraints posed by such third party CAs and/or AMIAs.

C.                                     Following the Initial Prospect Review or other review, if conducted, and if not, as soon as practical after Reef’s receipt of the Initial Prospect Information from CMI, either CMI or Reef may propose pursuing participation in a Prospect by providing written notice of such intent to the other Party.  The Party receiving such written notification shall have no less than five (5) business days (or such shorter response time as is required, in CMI’s opinion, to prevent loss of an opportunity to acquire an interest in a Prospect) within which to advise the other Party as to whether it wishes to pursue the Prospect and if so, its desired percentage of working interest, whether or not the parties have conducted an Initial Prospect Review or other review.  In the event that CMI and the Other Participants (as defined in Paragraph 7 below) do not wish to pursue the Prospect, then Reef shall have the right to pursue the Prospect for its own account.  Upon CMI’s request, Reef shall advise CMI the status of its pursuit of such opportunity. In the event that Reef decides to submit a formal participation offer to the Selling Party, Reef shall submit a copy thereof to CMI, and CMI shall have twenty-four (24)

hours within which to elect to pursue the Prospect jointly with Reef in accordance with this Agreement. If the participation opportunity originated through a request by the Selling Party for a turnkey bid from CMI’s affiliate, Applied Drilling Technology Inc. (“ADTI”), then CMI shall control the timing and content of offers to participate in the Prospect.

D.                                    In the event that both CMI and Reef desire to pursue participation in a Prospect, they (together with any Other Participants that may also desire to pursue such participation) shall jointly develop and agree as to the terms and conditions of a written participation, offer to the Selling Party.  CMI shall have sole responsibility for direct negotiations with the Selling Party unless it requests the assistance of Reef.   Reef agrees not to directly contact the Selling Party regarding the Prospect during the negotiation process unless otherwise agreed to by CMI.  However, CMI shall keep Reef advised of the progress of ongoing negotiations and shall solicit Reef’s input and suggestions regarding counter-offers or subsequent revisions to original offers.  Notwithstanding any provision to the contrary herein, if CMI determines any situation merits negotiation with a Selling Party sooner than the response time periods provided for herein in order to avoid loss of an opportunity to acquire an interest in a Prospect, CMI shall have the right to do so and shall advise Reef of the progress thereof.

E.                                      Subject to the provisions of Paragraph 4.D. above, Reef shall be an active participant with CMI in drafting, reviewing, and formalizing Participation Agreements, Joint Operating Agreements, Farmout Agreements and all other contracts relating to Reef’s participation in a Prospect under this Agreement.  In the event of disagreement between CMI and Reef as to contract terms and provisions, however, CMI will make the final decision as to what is ultimately included in all agreements, with each Party reserving the right not to participate in the prospect as outlined in Paragraph 5 below.  CMI shall advise the Selling Party of Reef’s involvement with CMI prior to the formulation of any such contracts, and Reef shall be a signatory party to all agreements executed between CMI and Selling Party.  CMI and Reef shall each be entitled to concurrently receive, directly from the Selling Party, an assignment of any ownership interest acquired in a Prospect.

F.                                      In the event that a Selling Party (other than CMI) does not wish to include Reef as a candidate for working interest participation, then CMI shall so advise Reef, advising the reasons given by the Selling Party.  If the concerns raised by the Selling Party cannot be amicably resolved, CMI shall have the right to pursue the Prospect for its own account (subject to similar rights of Other Participants) and the Prospect shall not be covered by this Agreement.

G.                                     Except for Reef’s obligation to pay to CMI the Participation Fee as provided in Paragraph 3 above, and for CMI’s obligation at its expense to furnish to Reef the

Initial Prospect Information and other reports and data as provided in this Agreement, each Party shall bear its own expenses hereunder, including but not limited to those associated with the evaluation of each Prospect and any subsequent negotiation of a Participation Agreement or other agreement with a Selling Party.

5.                                       Right to Withdraw:  CMI and Reef acknowledge that, at any time and for any reason during the process contemplated by Paragraph 4 above (prior to the execution of a binding participation agreement with a Selling Party), either Party may elect to discontinue the effort to participate in a Prospect.  In the event either CMI or Reef elects not to participate in a Prospect, the other party shall be free to continue to pursue the Prospect for its own account (subject to similar rights of Other Participants), and the non-participating Party shall not compete directly or indirectly against the other Party (or any participating Other Participants) in pursuing the Prospect for a period of two (2) years from the date of such election not to participate.

6.                                       Personnel:  During the term of this Agreement, CMI will provide and maintain a technically proficient, multi-disciplined, veteran staff comprising geology, geophysics, reservoir engineering and land expertise to screen and evaluate Prospects.

7.                                       Other Participants:  To facilitate the review of and participation in Prospects, CMI has entered into similar North Sea Region joint venture agreements with certain third parties (“Other Participants”).  The joint venture agreements entered into by CMI with Reef and with the Other Participants shall be collectively referred to as the “CMI North Sea Joint Venture”.  CMI and Reef agree that CMI reserves the right to terminate, amend or renew its joint venture agreement with any of the Other Participants and to enter into new joint venture agreements with other third parties.  The mention within this Agreement of Other Participants in the CMI North Sea Joint Venture is solely to provide Reef with notice of the existence of such Other Participants and their right to be allocated interests in Prospects under similar joint venture agreements with CMI.  The only relationship created pursuant to this Agreement, express or implied, is between Reef and CMI.  In no event shall it be construed that this Agreement has created any relationship, obligation or liability between Reef and any of the Other Participants.  The term “Other Participants” in this Agreement shall also include CMI as to its own CMI Interest in the CMI North Sea Joint Venture, the “CMI Interest” being defined as the percentage interest in the CMI North Sea Joint Venture remaining after deducting the sum, of respective percentage interests in the CMI North Sea Joint Venture collectively held by Reef, under this Agreement, and by Other Participants (for this purpose, excluding CMI).

8.                                       Additional Interest:  In the event that Reef has notified CMI under the provisions hereof that it desires to acquire an interest in a  Prospect exceeding its “Original Interest”, defined as the maximum interest available to Reef under the provisions of Paragraph 2 above, and additional interest remains available in such Prospect due to the failure of one or more of the Other Participants to commit to acquire the full percentage interest to which it/they are entitled, then in that event Reef shall have preferential right to acquire an “Additional Interest” in such Prospect, defined as an interest therein over and above Reef’s Original Interest and being a percentage of such remaining available interest not to exceed Reef’s proportionate share thereof relative to each participating Other Participant’s interest in the CMI North Sea Joint Venture.  As for its Original Interest, Reef’s right to acquire an Additional Interest is subject to Selling Party’s acceptance of Reef’s participation in such Prospect as stated in Paragraphs 2 and 4.F. above.  In the event that Reef should not participate in a Prospect, or should participate in such Prospect but at a participation percentage less than the maximum to which it is entitled under this Agreement, the additional interest as to which Reef is entitled but elects not to pursue shall be distributed to the Other Participants under the provisions of this Paragraph 8.

9.                                       Prospect Summaries:  In order to provide for a smooth flow of information between the parties, CMI shall timely provide to Reef on a regular basis (usually weekly) a prospect summary containing Initial Prospect Information or updated information covering one or more Prospects. Such prospect summaries shall be subject to the confidentiality provisions of Paragraph 14 below. CMI shall regularly provide to Reef additional prospect summaries or updates, or additional prospect data, as it deems appropriate, subject to the same confidentiality provisions.

10.                                 Elections and Confidential Information:

A.                                   CMI and Reef shall provide each other with copies of all elections made pursuant to joint operating agreements or any other agreements governing the drilling, development and operation of Prospects.  CMI and Reef agree to freely share geological, geophysical, engineering and other technical data and information concerning the exploration, development and production of the Prospects except when prohibited by third party confidentiality agreements.  All such data shall be held strictly confidential by Reef and CMI, and both parties agree to abide by the terms and conditions of any confidentiality agreements with the Selling Party and other Prospect participants.  Subject to the provisions of governing confidentiality and similar agreements (as described in Paragraph 4.B. above) with Selling Party, all data and information regarding Prospects that are disclosed by one Party to the other under this Agreement shall be held strictly confidential by the non-disclosing Party; provided, however, that this provision shall not apply to data and information that is (a) already in the public domain, (b) already in a Party’s possession at the time of disclosure, (c) developed by a Party without the benefit or use of the confidential data, (d) disclosed by a third party that has the lawful right to make such disclosure, or (e) required to be disclosed in response to a judicial or administrative process from a court or governmental body with lawful authority to demand the production of same.  In the event that a claim is asserted against CMI or Reef as a result of are alleged violation of this provision by the other Party, the Party against whom violation is alleged shall defend, indemnify and hold harmless the other Party from and against any and all claims, causes of action and judgments arising therefrom, including legal fees and court costs.

B.                                     Reef and its affiliates may, from time to time, provide CMI with certain confidential information regarding among other things, trade secrets, customer lists, client information, including names, addresses and financial information, securities brokerage firms and other financial institutions with which Reef and its affiliates transact business and certain other information regarding operations and business conducted by Reef (collectively, the “Reef Confidential Information”). CMI agrees that any confidential information provided to it by Reef and designated as “Reef Confidential Information” shall be held strictly confidential by CMI. CMI further agrees that, except for the benefit of Reef, it will not use the Reef Confidential Information or, for the term of this agreement and for a period of two (2) years thereafter, contact any persons, firms or entities designated in the Reef Confidential information; provided, that this provision shall not relate to data and information that is already in CMI’s possession at the time of disclosure, disclosed to CMI by a third party who has a lawful right to make such disclosure, or required to be disclosed in response to a judicial or administrative process from a court or governmental body with lawful authority to demand production of same; and provided further, that nothing herein shall restrict in any way CMI’s right to continue or to initiate a business relationship of any nature with any third party doing business with Reef, where such third party is already in a past or present business relationship with CMI or where CMI obtains Reef’s written permission, which permission shall not be unreasonably withheld, to discuss a business relationship with such third party.

11.                                 Disclaimer of Joint Liability:  References herein to “partners” or to any “partnership”, or references herein to any “joint venture”, are solely for the convenience of the parties.  It is not the purpose or intention of this Agreement to create, and this Agreement shall never be construed as creating, a joint venture, a partnership, a mining partnership or any other legal relationship whereby CMI or Reef shall be held liable for the acts, either by commission or omission, of the other.  The liabilities and obligations of CMI and Reef arising hereunder shall be several, and not joint or collective.

12.                                 Notices:  All notices required herein to be given by one Party to the other shall be given to the other Party in writing by personal delivery, by U.S. Postal Service mail or by fax, or by telephone if written confirmation is sent in a manner provided above within twenty-four (24) hours.  Notice shall be deemed to be effective upon actual receipt by the Party to whom notice is directed; however, any fax received after 5:00 PM CST shall be deemed to be received on the following business day, excluding legal holidays.  Each Party’s address, telephone and fax number shall remain as stated below (or as subsequently changed under the procedure set out in this paragraph) until such Party shall  give proper written notice to the other Party of different contact information to be used for the purposes of this Agreement.

Reef Partners LLC

1901 N. Central Expressway, Suite 300

Richardson, TX 75080

Attn:                    Mr. H. Walt Dunagin

Vice President - Land

Phone:           (972) 437-6792

Fax:                           (972) 994-0369

Challenger Minerals Inc.

15375 Memorial Dr., Suite G200

Houston, TX 77079-4101

Attn:                    Mr. Paul F. Nielsen

Sr. International Negotiator

Phone:           (281) 925-7200

Fax:                           (281) 925-7280

and copy to

Challenger Minerals Inc.

Langlands House

Huntly Street

Aberdeen, AB10 1SH

Scotland, UK

Attn:                    Mr. Jonathan L. Goodale

North Sea Manager

Phone:           +44 (0) 1224 654 400

Fax:                           +44 (0) 1224 654 478

13.                                 Turnkey Bids:  Reef shall encourage drilling and completion turnkey bids in its dealings with Selling Parties, but it will not be obligated or penalized for any failure to do so.  Although Reef is free to pursue participation in any Prospect hereunder on any basis of participation other than under a turnkey contract with ADTI (or other turnkey affiliate of CMI), the parties acknowledge that the mutual commitments herein contemplate ADTI ‘s (or other CMI affiliate’s) continuation in the business of providing turnkey drilling services in the North Sea Region.  However, nothing herein shall imply that ADTI (or other CMI affiliate) must make a turnkey drilling bid for any particular well relating to any Prospect, or a bid therefor containing any particular terms or conditions.

14.                                 Confidentiality:

A.                                   This Agreement is strictly confidential and shall not be shared with nor copies made available to any third party, other than professional consultants retained by CMI or Reef in connection with the evaluation of the Prospect, or any investor or potential investor(s) of Reef which may fund all or part of Reef’s participation herein (the responsibility for compliance by each such consultant or investor or potential investor(s) with the confidentiality and other provisions hereof being assumed by Reef), in whole or part, without the prior written consent of the other Party.

B.                                     Neither Party shall release or distribute any information, data or photographs regarding this Agreement or any Prospect to the press, media or third parties without prior written approval of the other Party.  When both parties have reviewed and approved release or distribution of the material under review, the Party requesting release or distribution shall have the principal responsibility for issuance, but each Party may thereafter release or distribute such approved material without restriction.

C.                                     Nothing in this Agreement shall preclude either Party from making such disclosures as may be required by any applicable law or governmental order, rule, regulation or ordinance.

D.                                    The exceptions to the confidentiality obligations contained in subparts (a) through (e) of Paragraph 10 above shall also apply to the obligations in this Paragraph 14.

15.                                 Transfer of Interest:

A.                                   This Agreement shall extend to and be binding upon and inure to the benefit of CMI and Reef and their respective successors, assigns and legal representatives. However, it is understood by the parties hereto that this Agreement represents a “personal” covenant between them, and consequently that Reef may not assign in whole or part its interest in this Agreement itself, or in its right hereunder to acquire any interest in any Prospect, without the advance written consent of CMI provided, that such consent by CMI shall not be unreasonably withheld; and provided further, that nothing herein shall preclude Reef from assigning any such interest hereunder if such transfer of interest is to any joint venture of which Reef or an affiliate is managing venturer, any partnership of which Reef or an affiliate is the managing partner, including but not limited to any partnership formed as the result of, or contemplated by, the Reef Global Energy Ventures Partnerships Registration Statement filed with the United States Securities and Exchange Commission, or to any Reef affiliate due to corporate merger, reorganization or consolidation (collectively, “Reef’s Affiliates”)..  Notwithstanding the foregoing, Reef shall have the right to assign all or part of its interest in any Prospect acquired hereunder after Reef shall have earned assignment of its interest in the Prospect from the Selling Party, subject to applicable restrictions in any agreements binding the participants in such Prospect.  In the event of an assignment of any interest earned in a Prospect by Reef, other than as more fully set forth above regarding assignment to Reef’s Affiliates, Reef shall preserve the confidentiality of this Agreement by not disclosing to assignee the contents hereof in any form.  If such assignment should be to Reef’s Affiliates, Reef may disclose to assignee the contents hereof, but shall condition such assignment upon (a) provision that assignee accepts all obligations of this Agreement, including but not limited to the confidentiality provisions hereof, and (b) provision that any further assignments shall be subject to the same restrictions hereunder originally applicable to an assignment by Reef, if such further assignment is made to assignor’s affiliate due to corporate merger, reorganization or consolidation; provided, however, that such confidentiality provision shall not apply to disclosure by Reef if Reef believes it is legally obligated to make such disclosure, based upon written legal advice of its attorney.

B.                                     In the event that CMI should be sold by its parent company, GlobalSantaFe Corporation (“GSF”), or GSF should undergo any type of corporate merger, reorganization or consolidation resulting in GSF owning less than majority interest in CMI, then CMI and Reef shall each have the option to terminate this Agreement, effective not less than thirty (30) days after its written notice of same to the other Party, in which event CMI shall refund to Reef a portion of Reef’s Participation Fee representing the remaining portion (if any) of the current Participation Year as to which Reef shall have already paid such fee to CMI under Paragraph 3 above, i.e., a refund amount representing the annual Participation Fee amount times the remaining days of such Participation Year after the effective termination date under this provision divided by the total number of days in such Participation Year.

C.                                     The parties hereto acknowledge that a Joint Venture of the nature described herein contemplates that CMI and each other Joint Venture participant maintain personal and professional relationships with Selling Parties and other industry (including governmental) entities and personnel that are required in order for CMI effectively to access Prospects on an ongoing basis for the benefit of the applicable Joint Venture. In the event that CMI should determine to its satisfaction that Reef (including its officers, employees, consultants, legal counsel or other representatives or affiliates) is intentionally or unintentionally subverting the objectives of this Agreement by its conduct, then CMI shall have the unqualified right to so advise Reef of such decision. In that event, unless CMI shall receive assurances satisfactory to CMI, in its sole discretion, CMI shall have the right to give written notice to Reef of termination of this Agreement, effective no sooner than thirty (30) days after the date of Reef’s receipt of such notice, in which event the provisions of Paragraph 15.B. above for partial reimbursement of Reef’s Participation Fee for the current Participation Year shall apply.

D.                                    Reef shall be responsible, at its expense, for establishing and maintaining a duly organized corporate entity properly qualified to conduct business in any applicable jurisdiction.  Reef shall also be responsible, at its expense, for timely qualifying to own and receive assignment of an interest in any Prospect as to which it has committed hereunder to acquire such interest, under all applicable governmental laws, rules or regulations within the applicable jurisdiction.  CMI shall assist Reef in such efforts and refer Reef to appropriate legal counsel or other consultants to assist Reef in such efforts.

E.                                      Nothing in this Agreement shall be construed to create in either Party a preferential right to purchase the interest of the other Party, in whole or part, in any Prospect, after a Party has acquired such interest in the Prospect under the provisions of this Agreement.

16.                                 Prospect Lapse:  Reef’s right to acquire an interest in a Prospect shall expire upon the Termination Date or earlier expiration date for this Agreement as provided for herein; provided, that in the event that Reef should for any reason fail to acquire an interest in a Prospect despite its timely participation commitment hereunder prior to such expiration date, this Agreement shall continue to remain effective as to such Prospect so as to allow Reef to close on such participation commitment if Reef shall enter into a written agreement with the Selling Party to acquire an interest therein within ninety (90) days after the expiration date otherwise provided for herein.

17.                                 Default:  In the event of default by Reef as to any of its obligations under this Agreement, including but not limited to its obligation timely to pay in full its annual Participation Fee provided for in Paragraph 3 above, or default by Reef as to any of its obligations as to its interest in any Prospect, CMI may give written notice to Reef of such default and require compliance with the provisions of this Agreement within a period of ten (10) days after Reef’s receipt of such notice.  In the event that such default is not capable of being cured by or is not in fact cured by Reef within such 10-day period, CMI shall have the election, but not the obligation, to (a) terminate this Agreement, retroactively effective as of the date of Reef’s receipt of CMI’s notice of default, or (b) suspend Reef’s right to receive Prospect information of any nature hereunder and Reef’s right to consider participation in Prospects during the period while Reef remains in default.  In the event that CMI should elect to terminate this Agreement and Reef shall have paid its Participation Fee under the provisions of paragraph 3 above for a period extending past such termination date, the provisions of Paragraph 15.B. above for partial reimbursement of Reef’s Participation Fee for the balance of the current Participation Year shall apply. CMI may at any time investigate Reef’s financial and other qualifications for doing business hereunder, regardless as to whether Reef at such time may be in default.  If Reef’s default is due to its failure to satisfy payment obligations of this Agreement or any agreement relating to its interest in a Prospect, CMI may demand financial information sufficient to assure performance of Reef’s payment obligations hereunder or relating to its interest in such Prospect; failure so to provide such information to CMI within ten (10) days of written demand by CMI shall in itself constitute a default hereunder.

18.                                 Producing Property Acquisitions:  The Parties acknowledge that CMI is considering the creation of a program or programs to identify and purchase producing properties in the North Sea Region and/or elsewhere, under a similar joint venture structure or otherwise, and that this Agreement confers to Reef no right to participate in any such proposed producing property acquisitions or acquisitions program(s), if implemented by CMI.

19.                                 Miscellaneous:

A.                                   In the event of any dispute between the parties as to the parties as to the provisions of this Agreement, the matter shall be submitted to arbitration or other form of alternative dispute resolution method in Houston, Harris County, Texas, at the instance of either Party, under such procedures as the parties may agree upon, or, if they cannot agree, then under the applicable rules of the American Arbitration Association.

B.                                     Failure of a Party to enforce any or all of the provisions of this Agreement shall not constitute a waiver of such provision(s) or preclude subsequent enforcement thereof.

C.                                     No provision of this Agreement shall be altered or deleted except by written agreement duly executed by both parties.

D.                                    Any provision of this Agreement found to be illegal or unenforceable shall be deemed stricken so as not to affect the legality or enforceability of the remaining provisions.

20.                                 Due Diligence:  As sophisticated participants in the oil and gas business, Reef and CMI agree that each Party is responsible for the scope and evaluation of its own independent “due diligence” efforts as to whether the business relationship and transactions contemplated hereunder are appropriate and suitable to their respective business plans.  Reef acknowledges that, in entering into this Agreement, it is not relying upon any representations by CMI other than those expressly set out herein, and that the results of Reef’s participation in the Joint Venture may vary significantly from past results for CMI and/or its Joint Venture participants, for numerous reasons, including but not limited to general industry conditions such as oil and gas production pricing, drilling rig availability and the availability of quality Prospects for CMI to consider hereunder, and Reef’s right hereunder to select specific Prospects for participation, and the percentage interest of its participation, based on its independent judgment, with no obligation hereunder to participate in any particular Prospect or any minimum number of Prospects.

21.                                 Reef’s Option to Acquire 5% Additional Interest:  Reef shall have a firm option for a period of six months front the Effective Date, expiring 31 May 2004, to elect to participate for an additional five percent (5%) participation interest in the CMI North Sea

Joint Venture program at an annual Participation Fee rate of $15,000.00 per percentage point of Joint Venture participation, for a Participation Fee total of $150,000.00 annually for 10% interest, or total of $450,000.00 for the three-year term.   In the event that Reef should timely exercise such option to participate for an additional 5%, for a total participation interest of 10% in the CMI North Sea Joint Venture program, Reef shall be granted a new three year term hereunder for its entire 10% interest, effective 1 June 2004 (but also covering the interim period, if any, between the date of Reef’s election to acquire such additional 5% interest and 1 June 2004), crediting against the initial Participation Fee payment for 10% interest, under the new three-year term, the Participation Fee amount that Reef shall have paid for 5% interest during the option period.

If the terms of this Agreement are acceptable to Reef, please confirm our agreement by having your duly authorized representative execute in the space provided below and returning to CMI’s Land Manager, Paul Nielsen, an executed duplicate original no later than 12 December 2003, otherwise this proposal shall terminate and be null and void.  You may timely respond by faxing the executed agreement to CMI at fax number (281) 925-7280, then mailing CMI’s duplicate original.

Very truly yours,

Challenger Minerals Inc.

/s/ Tom Morrow
T. J. Morrow
President

AGREED TO AND ACCEPTED this 11 day of December, 2003:

Reef Partners LLC

By:	/s/ Michael J. Mauceli
Its:	President